Sona Mobile Holdings Corp. Closes Private Placement Financing

of $3.0 Million in Convertible Notes

NEW YORK, November 29, 2007 – Sona Mobile Holdings Corp. (OTC BB: SNMB), a leading provider of secure software solutions for gaming and entertainment, announced today that it has closed its previously announced $3,000,000 private placement of convertible notes and warrants.

On November 28, 2007, Sona issued and sold 8% senior unsecured convertible debentures due 2010 in the aggregate principal amount of $3,000,000 (the “Notes”) and five-year warrants (the “Warrants”) to purchase an aggregate of 3,333,333 shares of Sona’s common stock, par value $.01 per share, for gross proceeds of $3,000,000 before payment of placement agent fees and offering related expenses.  Roth Capital Partners, LLC acted as exclusive placement agent in connection with the transaction.  The net proceeds from the sale of the Notes and Warrants will be used for working capital purposes.

“This offering provides us with the capital necessary to expand upon our market leading server-based gaming solutions,” stated Shawn Kreloff, Chairman and Chief Executive Officer of Sona.  “We are excited about our Company’s prospects moving forward. We exhibited our GLI certified server-based gaming system at the Global Gaming Expo (G2E) in Las Vegas running 21 different video slot, table game, video poker, and race and sports applications—all operating from a single fixed screen kiosk. Secondly, communal play versions of roulette and baccarat were also available from the same screen. Our server based gaming products were well received by casino operators, cruise lines and other wagering venues who saw our live demos.”

The Notes, the Warrants and the shares of common stock issuable upon conversion of the Notes (or as payment of interest in accordance with the term of the Notes) and exercise of the Warrants have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any applicable state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirements.

For more detailed information on the financing referred to in this press release, see Sona’s Current Report on Form 8-K which was filed with the Securities and Exchange Commission on November 27, 2007.

About Sona Mobile Holdings Corp.

Sona is a leading provider of secure software solutions for gaming and entertainment applications. Sona's patent-pending technology delivers a rich client experience without compromising performance or security.  Sona's key differentiator is the innovative Sona Gaming Platform (SGP). Sona utilizes the SGP to provide clients with wired or wireless server-based gaming content including slots, table games, video poker and race and sports wagering–all from a single screen. The Gaming Labs International (GLI) certified SGP architecture works across a wide range of mobile devices, kiosks, and computers. The SGP enables clients to have a similar gaming interface in a casino, at the track, at home on their computer or on their mobile device.

Forward-Looking Statement

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," or similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations.  Actual results could differ materially from the expectations expressed in these forward-looking statements. Potential risks and uncertainties include those described in Sona's public filings with the US Securities and Exchange Commission.

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